Exhibit 4.1

SIXTH SUPPLEMENTAL INDENTURE

This Sixth Supplemental Indenture, dated as of November 21, 2011 to be effective as of the Effective Date referred to below (this “Sixth Supplemental Indenture”), among MoneyGram Payment Systems Worldwide, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture referred to herein) and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee and collateral agent under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Base Indenture”), dated as of March 25, 2008, providing for the issuance of 13.25% Senior Secured Second Lien Notes due 2018 (the “Notes”) and a first supplemental Indenture thereto, a second supplemental Indenture thereto, a third supplement Indenture thereto, a fourth supplemental Indenture thereto, and a fifth supplemental Indenture thereto (together with the Base Indenture, the “Indenture”);

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture with the consent of the Holders specified in Section 9.02;

WHEREAS, Holders of 100% of the aggregate principal amount of the outstanding Notes have provided written consent to this Sixth Supplemental Indenture; and

WHEREAS, the execution of this Sixth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel with respect to such execution, and all things necessary to make this Sixth Supplemental Indenture a valid agreement between the Company and the Trustee in accordance with its terms have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Amendment of Certain Provisions in Article 3 of the Indenture.

(a) Section 3.07(d) of the Indenture is hereby amended to read in its entirety as follows:

At any time on or after a Qualified Equity Offering and prior to the fourth anniversary of the Closing Date, the Company may on one or more occasions redeem up to 35% of the aggregate principal amount of the Notes, upon no more than 60 days’ prior notice, at a redemption price equal to 113.25% of the then outstanding principal amount thereof, plus accrued and unpaid interest thereon to (but not including) the Redemption Date, subject to the rights of the Holders on the relevant Record Date to receive interest on the relevant Interest Payment Date; provided, however, that (i) each such redemption shall be in an aggregate principal amount of Notes of no less than $50,000,000 and (ii) at least 65% of the aggregate principal amount of Notes originally issued under this Indenture, as such principal amount shall have been increased through the capitalization of interest (excluding Notes held by the Company and the Company Subsidiaries), remains outstanding immediately after the occurrence of such redemption; provided, further, that the aggregate principal amount of Notes redeemed pursuant to this Section 3.07 shall not exceed the greater of (x) $175,000,000 and (y) the aggregate cash proceeds (net of underwriting discounts and commissions) received by Holdco and/or any other selling stockholders participating in any Qualified Equity Offering. Any notice of redemption pursuant to Section 3.04 hereof in respect of an optional redemption pursuant to this Section 3.07(d) may be expressly conditioned upon the successful consummation of a financing transaction or series of financing transactions by the Company, and such notice of redemption may be revoked if such condition is not satisfied.

3. Amendments to Notes. The Notes are hereby amended to delete all provisions inconsistent with, and to conform the provisions thereof to reflect, the amendments to the Indenture effected by this Sixth Supplemental Indenture.

4. Effect. This Sixth Supplemental Indenture shall become effective as of November 21, 2011 (such date, the “Effective Date”) upon its execution by the parties hereto.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SIXTH SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. Effect on Indenture. This Sixth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Except as expressly set forth herein, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect, including with respect to this Sixth Supplemental Indenture. This Sixth Supplemental Indenture shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Indenture or the Notes or to prejudice any other right or rights which the Holders of the Notes may now have or may have in the future under or in connection with the Indenture or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

7. Separability Clause. In case any provision in this Sixth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8. Counterparts. The parties may sign any number of copies of this Sixth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Sixth Supplemental Indenture may be executed by any party hereto by original or facsimile signature, or electronic format (including pdf) signature, and any facsimile or electronic signature shall also be deemed valid, binding and enforceable as an original signature.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Sixth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed, all as of the date first above written, to be effective as of the Effective Date.

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.

By:	/s/ James E. Shields
Name:	James E. Shields
Title:	Executive Vice President and Chief Financial Officer

MONEYGRAM INTERNATIONAL, INC. MONEYGRAM PAYMENT SYSTEMS, INC. MONEYGRAM OF NEW YORK, LLC

By:	/s/ James E. Shields
Name:	James E. Shields
Title:	Executive Vice President and Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Trustee and Collateral Agent

By:	/s/ David Contino
Authorized Signatory

By:	/s/ Kelvin Vargas
Authorized Signatory

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